Exhibit 10.3

LEASE

BY AND BETWEEN

MENLO BUSINESS PARK, LLC, LESSOR

AND

DEPOMED, INC., LESSEE

Menlo Business Park
1430 O’Brien Drive
Menlo Park, California

July 28, 2006

LEASE SUMMARY

Date of Lease:	July 28, 2006

Lessor:	Menlo Business Park, LLC, a California limited liability company

Lessee:	DepoMed, Inc., a California corporation

Premises:	Suite H, Building #7, 1430 O’Brien Drive, Menlo Park, California 94025

Floor Area:	9,255 rentable square feet

Parcel Size:	3.530 acres

Lessee’s Pro Rata Share of Building 7 Operating Expenses:	14.25%

Lessee’s Pro Rata Share of Menlo Business Park Operating Expenses:	1.06%

Commencement Date:	August 1, 2006

Initial Term:	Thirty-six (36) months

Option to Extend:	One (1) option to extend – sixty (60) months

Monthly Base Rent:	8/1/06 – 7/31/07 $15,733.50 ($1.70 x 9,255 sf) Annual CPI Adjustment (3% minimum – 6% maximum) commencing 8/1/07

Security Deposit:	$15,733.50

Tenant Improvement Allowance:	$92,550.00 ($10 per sq. ft.)

Addresses for Notice:

Lessor:	Menlo Business Park, LLC
c/o Tarlton Properties, Inc.
955 Alma Street
Palo Alto, California 94301
Attention: John C. Tarlton, President
Telephone: (650) 330-3600

Lessee:	DepoMed, Inc.
1330 O’Brien Drive Menlo Park, California 94025

Attention:
Telephone:

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SCHEDULE OF EXHIBITS

EXHIBIT “A”	Legal Description
EXHIBIT “B”	Menlo Business Park Master Plan
EXHIBIT “C”	Floor Plan
EXHIBIT “D”	Commencement Memorandum
EXHIBIT “E”	Tenant Improvement Work
EXHIBIT “F”	Estoppel Certificate

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L E A S E
Suite H, Building #7
Menlo Business Park
1430 O’Brien Drive
Menlo Park, California

THIS LEASE, referred to herein as “this Lease,” is made and entered into as of July 28, 2006 by and between MENLO BUSINESS PARK, LLC, a California limited liability company, hereafter referred to as “Lessor,” and DEPOMED, INC., a California corporation, hereafter referred to as “Lessee” or “DepoMed.”

RECITALS:

A.            Lessor is the owner of the real property located in Menlo Business Park, Menlo Park, California, commonly referred to as 1430 O’Brien Drive, Menlo Park, California, more particularly described on Exhibit “A” attached hereto and incorporated by reference herein, consisting of a parcel of land containing approximately 3.530 acres, together with all easements and appurtenances thereto (the “Land”) and the existing building thereon, referred to as Building #7, 1430 O’Brien Drive, City of Menlo Park, County of San Mateo, State of California, containing approximately 64,951 rentable square feet, and all other improvements located thereon (collectively, the “Improvements”).  The Land and Improvements are referred to herein collectively as the “Property.”  The Property is shown on the Menlo Business Park Master Plan attached hereto as Exhibit “B.”  Building #7 is sometimes referred to herein as “the Building.”  The floor plan of Building #7 is attached hereto as Exhibit ”C” and incorporated by reference herein.

B.            Lessor and Lessee wish to enter into this Lease of the Premises upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.             Lease.  Lessor hereby leases to Lessee, and Lessee leases from Lessor, at the rental rate and upon the terms and conditions set forth herein, the portion of the Building consisting of a total of approximately 9,255 rentable square feet referred to as Suite H as shown on the floor plan of the Building attached hereto as Exhibit ”C.”  Suite H, together with Lessee’s share of the on-site parking spaces on the Land which Lessee has the right to use pursuant to Paragraph 28, and the non-exclusive right to use the common areas of the Building and the other Improvements on the Property intended for use in common by the tenants of the Building, are referred to herein collectively as the “Premises.”  “Lessee’s Share” of the Building is 14.25% (9,255/64,951).

2.             Initial Term.

(a)           The initial term of this Lease (the “initial term”) shall commence on August 1, 2006 (the “Commencement Date”).  The Commencement Date shall be confirmed in writing by Lessor and Lessee by the execution and delivery of the Commencement Memorandum in the form attached hereto as “Exhibit “D.”

(b)           Lessor shall deliver the Premises to Lessee on the Commencement Date with the Premises in broom clean condition and with all Building systems and subsystems in good working condition.  The Commencement Date shall not be delayed by the fact that the Tenant Improvement Work referred to in Paragraph 13(a) is not completed as of the Commencement Date.

(c)           The initial term of this Lease shall expire, unless sooner terminated in accordance with the provisions hereof, on July 31, 2009.

(d)           As used in this Lease, “term” or “term of this Lease” shall include the initial term and the option extension period, if exercised.

3.             Option to Extend.

(a)           Lessor hereby grants to Lessee one (1) option to extend the term of this Lease for one period of sixty (60) calendar months immediately following the expiration of the initial term.  Lessee may exercise the foregoing option to extend by giving written notice of exercise to Lessor at least six (6) months, but not more than twelve (12) months, prior to the expiration of the initial term of this Lease, time being of the essence; provided that if Lessee is currently in a state of uncured default after the expiration of notice and cure periods, if applicable (referred to herein as “in default”) under this Lease at the time of exercise of the option or on the commencement date of the option extension period, such notice shall be void and of no force or effect.  Such option extension period, if exercised, shall be upon the same terms and conditions as the initial term of this Lease, including the payment by Lessee of the Operating Expenses pursuant to Paragraph 5, except that (i) the Monthly Base Rent during the option period shall be determined as set forth in Paragraph 3(c) hereof, (ii) there shall be no additional option to extend, and (iii) Lessee shall accept the Premises in their then “as is” condition and Paragraphs 13(a), (b), and (c), Tenant Improvement Work, shall not apply to the option period.  If Lessee does not exercise the option in a timely manner the option shall lapse, time being of the essence.

(b)           The option to extend granted to Lessee by this Paragraph 3 is granted for the personal benefit of DepoMed only, and shall be exercisable only by DepoMed or by an “affiliate” of DepoMed under Paragraph 17(f) below.  Said option may not be assigned or transferred by DepoMed to any assignee or sublessee other than an  affiliate.

(c)           The initial Monthly Base Rent for the Premises during the option extension period shall be determined pursuant to the provisions of this subparagraph (c) and, subject to subparagraph (e) below, shall equal ninety-five percent (95%) of the then current fair market rental for the Premises on the commencement date of the option extension period as determined by agreement between the Lessor and Lessee, if possible, and by the process of appraisal if the parties cannot reach agreement.

If Lessor and Lessee are unable to agree upon the amount equal to ninety-five percent (95%) of the then current fair market rent for the Premises, said amount shall be determined by appraisal.  The appraisal shall be performed by one appraiser if the parties are able to agree upon one appraiser.  If the parties are unable to agree upon one appraiser, each party shall appoint an appraiser and the two appraisers shall select a third appraiser.  Each appraiser selected shall be a member of the American Institute of Real Estate Appraisers (AIREA) with at least five (5) years of full-time commercial real estate appraisal experience in the Menlo Park office/R&D/manufacturing rental market.

If only one appraiser is selected, that appraiser shall notify the parties in simple letter form of its determination of the amount equal to ninety-five percent (95%) of the fair market Monthly Base Rent for the Premises on the commencement date of the option extension period within fifteen (15) days following its selection.  Said appraisal shall be binding on the parties as the appraised current ninety-five percent (95%) of the “fair market rental” for the Premises which shall be based upon the then current rental paid by tenants for premises in the vicinity of the Property of similar age, size, quality of construction and specifications. If multiple appraisers are selected, each appraiser shall within ten (10) days of being selected make its determination of the amount equal to ninety-five percent (95%) of the current fair market Monthly Base Rent for the Premises in simple letter form.  If two (2) or more of the appraisers agree on said amount, such agreement shall be binding upon the parties.  If multiple appraisers are selected and two (2) appraisers are unable to agree on said amount, the amount equal to ninety-five percent (95%) of the fair market Monthly Base Rent for the Premises shall be determined by taking the mean average of the appraisals; provided, that any high or low appraisal, differing from the middle appraisal by more than ten percent (10%) of the middle appraisal, shall be disregarded in calculating the average.  Said initial Monthly Base Rent shall be adjusted annually on the anniversary of the commencement of the option term in the manner determined by the appraisers to be consistent with the then prevailing market practice for comparable space.

If only one appraiser is selected, then each party shall pay one-half of the fees and expenses of that appraiser.  If three appraisers are selected, each party shall bear the fees and expenses of the appraiser it selects and one-half of the fees and expenses of the third appraiser.

(d)           Thereafter, provided that Lessee has previously given timely notice to Lessor of the exercise by Lessee of the option to extend the term, Lessor and Lessee shall execute an amendment to this Lease stating that the initial Monthly Base Rent for the Premises during the option extension period shall be equal to the determination by appraisal.

(e)           Notwithstanding anything to the contrary contained in subparagraph (c) above, in no event shall the Monthly Base Rent at the commencement of the option extension period be less than the Monthly Base Rent in effect immediately prior to the commencement of the option extension period.

4.             Monthly Base Rent.

(a)           Commencing on the Commencement Date and continuing on the first day of each calendar month thereafter through July 31, 2007, Lessee shall pay to Lessor in monthly installments in advance Monthly Base Rent in the sum of Fifteen Thousand Seven Hundred Thirty-three and Fifty Hundredths Dollars ($15,733.50) (9,255 rentable square feet x $1.70/rentable square foot/month).

(b)           Upon the execution and delivery of this Lease by Lessor and Lessee, Lessee shall pay to Lessor the sum of Fifteen Thousand Seven Hundred Thirty-three and Fifty Hundredths Dollars ($15,733.50) representing the Monthly Base Rent for the month of July 2006, plus the additional sum of Fifteen Thousand Seven Hundred Thirty-three and Fifty Hundredths Dollars ($15,733.50) representing the Security Deposit.

(c)           The Monthly Base Rent shall be adjusted as of the first anniversary of the Commencement Date and as of the second anniversary of the Commencement Date (each, a “Rental Adjustment Date”) to reflect any increases in the cost of living.  The adjustment shall be calculated upon the basis of the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index, all items,  for all Urban Consumers - San Francisco-Oakland-San Jose (1982-84=100), hereafter referred to as the “Index.”

(d)           The Monthly Base Rent shall be adjusted as of each Rental Adjustment Date to an amount equal to the product obtained by multiplying the Monthly Base Rent for the Premises for the preceding twelve (12) months by a fraction, the numerator of which is the Index most recently published as of the end of the calendar  month immediately preceding each Rental Adjustment Date and the denominator of which is the Index published most recently prior to the date which is twelve (12) months prior to the applicable Rental Adjustment Date; provided that in no event shall the Monthly Base Rent be increased on any Rental Adjustment Date to an amount less than three percent (3%) per annum or more than six percent (6%) per annum of the Monthly Base Rent payable before such Rental Adjustment Date.

(e)           When the new Monthly Base Rent is determined for each Rental Adjustment Date, Lessor shall give Lessee written notice of the amount of the new Monthly Base Rent and how the new Monthly Base Rent figure was computed in accordance with subparagraphs 4(c) and 4(d) above.  Lessee shall pay to Lessor retroactively any unpaid increase in Monthly Base Rent due from and after the Rental Adjustment Date.  If the Index does not exist on any Rental Adjustment Date in the same format as referred to in subparagraph (b), Lessor shall substitute in lieu thereof an index reasonably comparable to the Index referred to above which is acceptable to Lessee and which is then published by the Bureau of Labor Statistics, or successor or similar governmental agency, or if no governmental agency then publishes an index, Lessor shall substitute therefor any index commonly accepted which is published by a reputable private organization.

5.             Additional Rent; Operating Expenses and Taxes.

(a)           In addition to the Monthly Base Rent payable by Lessee pursuant to Paragraph 4, commencing on the Commencement Date Lessee shall pay to Lessor, as “Additional Rent,” (1) Lessee’s pro rata share of the operating expenses of the Property (14.25%), and (2) Lessee’s pro rata share of the operating expenses of Menlo Business Park of which the Property is a part, in accordance with Paragraph 5(b) hereof, and (3) Lessee’s pro rata share of the real property taxes and assessments levied or assessed against the Property in accordance with Paragraph 5(c) hereof.  Lessee’s pro rata share of the operating expenses of Menlo Business Park is 1.06% based upon the ratio of the number of square feet of the Land allocable to the Property to the total number of square feet of land in Menlo Business Park.  The operating expenses of Menlo Business Park currently include maintenance of the common areas of Menlo Business Park, parking lot lighting (cost of electricity and maintenance of the fixtures), maintenance of the network conduit, all landscape maintenance and irrigation of Menlo Business Park, Lessor’s insurance coverages of Menlo Business Park, and security patrol.  The operating expenses of Menlo Business Park may include other items from time to time during the term of this Lease.  Monthly Base Rent and Additional Rent are referred to herein collectively as “rent.”

(b)           “Operating Expenses,” as used herein, shall include all direct costs incurred by Lessor in the of management, operation, maintenance, repair and replacement of the Property, including the cost of all maintenance, repairs, and restoration of the Property performed by Lessor pursuant to Paragraphs 14(b) and 14(c) hereof, as determined by generally accepted accounting principles (unless excluded by this Lease), including, but not limited to:

Personal property taxes related to the Premises; any parking taxes or parking levies imposed on the Premises in the future by any governmental agency; a pro rata portion of the management fee charged for the management and operation of Menlo Business Park, in an amount equal to three percent (3%) of the total gross income received by Lessor from the operation of Menlo Business Park (including Monthly Base Rent and Additional Rent received from tenants); water and sewer charges; waste disposal; insurance premiums for insurance coverages maintained by Lessor pursuant to Paragraph 11(b) hereof; license, permit, and inspection fees; charges for electricity, heating, air conditioning, gas, and any other utilities (including, without limitation, any temporary or permanent utility surcharge or other exaction); security; maintenance, repair, and replacement of the roof membrane; painting and repairing, interior and exterior; maintenance and replacement of floor and window coverings; repair, maintenance, and replacement of air-conditioning, heating, mechanical and electrical systems, elevators, plumbing and sewage systems; janitorial service; landscaping, gardening, and tree trimming; glazing; repair, maintenance, cleaning, sweeping, striping, and resurfacing of the parking area; exterior Building lighting and parking lot lighting; supplies, materials, equipment and tools in the maintenance of the Property; costs for accounting services incurred in the calculation of Operating Expenses and Taxes as defined herein; and the cost of any other capital expenditures for any improvements or changes to the Building which are required by laws, ordinances, or other governmental regulations adopted after the Commencement Date, or for any items or capital expenditures voluntarily made by Lessor which are intended to and have the effect of reducing Operating Expenses; provided, however, that except for capital improvements required because of Lessee’s specific use of the Property, if Lessor is required to or voluntarily makes such capital improvements, Lessor shall amortize the cost of said improvements over the useful life of said improvements (together with interest on the unamortized balance at the rate equal to the effective rate of interest on Lessor’s bank line of credit at the time of completion of said improvements, but in no event in excess of twelve percent (12%) per annum) as an Operating Expense in accordance with generally accepted accounting principles, except that with respect to capital improvements made to save Operating Expenses such amortization shall not be at a rate greater than the actual savings in Operating Expenses.  Operating Expenses shall also include any other expense or charge, whether or not described herein not specifically excluded by other provisions of this Lease, which in accordance with generally accepted accounting principles would be considered an expense of managing, operating, maintaining, and repairing the Property.

(c)           Real property taxes and assessments upon the Property, during each lease year or partial lease year during the term of this Lease are referred to herein as “Taxes.”

As used herein, “Taxes” shall mean:

(1)           all real estate taxes, assessments and any other taxes levied or assessed against the Property including the Land, the Building, and all improvements located thereon, including any increase in Taxes resulting from a reassessment following any transfer of ownership of the Property or any interest therein or following any improvements to the Premises after the Commencement Date; and

(2)           all other taxes which may be levied in lieu of real estate taxes, assessments, and other fees, charges, and levies, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature by any authority having the direct or indirect power to tax, including without limitation any governmental authority or any improvement or other district or division thereof, for public improvements, services, or benefits which are assessed, levied, confirmed, imposed, or become a lien (i) upon the Property, and/or any legal or equitable interest of Lessor in any part thereof; or (ii) upon this transaction or any document to which Lessee is a party creating or transferring any interest in the Property; and (iii) any tax or excise, however described, imposed in addition to, or in substitution partially or totally of, any tax previously included within the definition of “Taxes” or any tax the nature of which was previously included in the definition “Taxes.”

Not included within the definition of “Taxes” are any net income, profits, transfer, franchise, estate or inheritance taxes imposed by any governmental authority.  “Taxes” also shall not include penalties or interest charges assessed on delinquent Taxes so long as Lessee is not in default in the payment of Monthly Base Rent or Additional Rent.

With respect to any assessments which may be levied against or upon the Property, or the Land, which under the laws then in force may be evidenced by improvement or other bonds, or may be paid in annual installments, only the amount of such annual installment (with appropriate proration of any partial year) and statutory interest shall be included within the computation of the annual Taxes levied against the Property.

(d)           The following costs (“Costs”) shall be excluded from the definition of Operating Expenses:

(1)           Costs occasioned by the act, omission or violation of law by Lessor, or its respective agents, employees or contractors;

(2)           Costs for which Lessor receives reimbursement from others, including reimbursement from insurance;

(3)           Interest, charges and fees incurred on debt or payments on any deed of trust or ground lease on the Property, or Menlo Business Park;

(4)           Advertising or promotional costs or other costs incurred by Lessor in procuring tenants for the Property or other portions of Menlo Business Park;

(5)           Costs incurred in repairing, maintaining or replacing any structural elements of the Building for which Lessor is responsible pursuant to Paragraph 14(a) hereof;

(6)           Any wages, bonuses or other compensation of employees above the grade of building manager and any executive salary of any officer or employee of Lessor, including fringe benefits other than insurance plans and tax-qualified benefit plans, or any fee, profit or compensation retained by Lessor or its affiliates for management and administration of the Property in excess of the management fee referred to in Paragraph 5(b) of this Lease;

(7)           General office overhead and general and administrative expenses of Lessor, except as specifically provided in Paragraph 5(b); and

(8)           Leasing expenses and broker commissions payable by Lessor.

Lessor shall at all times use its best efforts to operate the Property in an economically reasonable manner at costs not disproportionately higher than those experienced by other comparable premises in the market area in which the Property is located (Menlo Park).

(e)           At the Commencement Date, and as close as reasonably possible to the end of each calendar year thereafter, Lessor shall notify Lessee of the Operating Expenses estimated by Lessor for the calendar year 2006, and for each following calendar year.  Concurrent with such notice, Lessor shall provide a description of such Operating Expenses and Taxes.  Commencing on the Commencement Date, and on the first (1st) day of each calendar month thereafter, Lessee shall pay to Lessor, as Additional Rent, one-twelfth (1/12th) of the estimated Operating Expenses and Taxes.  If at any time during any such calendar year, it appears to Lessor that the Operating Expenses or Taxes for such year will vary from Lessor’s estimate, Lessor may, by written notice to Lessee, revise Lessor’s estimate for such year and the Additional Rent and Taxes payments by Lessee for such year shall thereafter be based upon such revised estimate.  Lessor shall furnish to Lessee with such revised estimate written verification showing that the actual Operating Expenses or Taxes are greater than Lessor’s estimate.  The increase in the monthly installments of Additional Rent and Taxes resulting from Lessor’s revised estimate shall not be retroactive, but the Additional Rent and Taxes for each calendar year shall be subject to adjustment between Lessor and Lessee after the close of the calendar year, as provided below.

Within approximately ninety (90) days after the expiration of each calendar year of the term, Lessor shall furnish Lessee a statement certified by a responsible employee or agent of Lessor (the “Operating Statement”) with respect to such year, prepared by an employee or agent of Lessor, showing the actual Operating Expenses and Taxes for such year broken down by component expenses and the total payments made by Lessee for such year on the basis of any previous estimate of such Operating Expenses and Taxes, all in sufficient detail for verification by Lessee.  Unless Lessee raises any objections to the Operating Statement within ninety (90) days after receipt of the same, such statement shall conclusively be deemed correct and Lessee shall have no right thereafter to dispute such statement or any item therein or the computation of Operating Expenses and/or Taxes.  Lessee or its accountants shall have the right to inspect and audit Lessor’s books and records with respect to this Lease once each Lease Year to verify actual Operating Expenses and/or Taxes.  Lessor’s books and records shall be kept in accordance with generally accepted accounting principles.  If Lessee’s audit of the Operating Expenses and/or Taxes for any year reveals a net overcharge of more than five percent (5%), Lessor promptly shall reimburse Lessee for the cost of the audit; otherwise, Lessee shall bear the cost of Lessee’s audit.  If Lessee objects to Lessor’s Operating Statement, Lessee shall continue to pay on a monthly basis the Operating Expenses and/or Taxes based upon the prior year’s Operating Statement until the dispute is resolved.

If the Operating Expenses and Taxes for the year as finally determined exceeds the total payments made by Lessee based on Lessor’s estimates, Lessee shall pay to Lessor the deficiency, within thirty (30) days after the receipt of Lessor’s Operating Statement.  If the total payments made by Lessee based on Lessor’s estimate of the Operating Expenses and/or Taxes exceed the Operating Expenses and/or Taxes, Lessee’s extra payment, plus the cost of the audit if charged to Lessor, shall be credited against payments of Monthly Base Rent and Additional Rent next due hereunder.

Notwithstanding the termination of this Lease, within thirty (30) days after Lessee’s receipt of Lessor’s Operating Statement or the completion of Lessee’s audit regarding the Operating Expenses and/or Taxes for the calendar year in which this Lease terminates, Lessee shall pay to Lessor or shall receive from Lessor, as the case may be, an amount equal to the difference between the Operating Expenses and/or Taxes for such year, as finally determined, and the amount previously paid by Lessee on account thereof (prorated to the expiration date or the termination date of this Lease).

6.             Payment of Rent.

(a)           All rent shall be due and payable in lawful money of the United States of America at the address of Lessor set forth in Paragraph 24, “Notices,” without deduction or offset and without prior demand or notice, unless otherwise specified herein.  Monthly Base Rent and Additional Rent shall be payable monthly, in advance, on the first day of each calendar month.  Lessee’s obligation to pay rent for any partial month at the commencement of the initial term, for the partial month immediately prior to the Rental Adjustment Date (if the Rental Adjustment Date is other than the first day of the calendar month), and for any partial month at the expiration or termination of the lease term shall be prorated on the basis of a thirty (30) day month.

(b)           If any installment of Monthly Base Rent, Additional Rent or any other sum due from Lessee is not received by Lessor within five (5) days after the same is due, Lessee shall pay to Lessor an additional sum equal to five percent (5%) of the amount overdue as a late charge.  The parties agree that this late charge represents a fair and reasonable estimate of the costs that Lessor will incur by reason of the late payment by Lessee.  Acceptance of any late charge shall not constitute a waiver of Lessee’s default with respect to the overdue amount.  Any amount not paid within ten (10) days after Lessee’s receipt of written notice that such amount is due shall bear interest from the date due until paid at the lesser rate of (1) the prime rate of interest as published in the “Wall Street

Journal,” plus five percent (5%) or (2) the maximum rate allowed by law (the “Interest Rate”), in addition to the late payment charge.

Initials:  Lessor                                                    Lessee

7.             Security Deposit.

(a)           Lessee shall deposit with Lessor upon execution hereof the sum of Fifteen Thousand Seven Hundred Thirty-three and Fifty Hundredths Dollars ($15,733.50) (the “Security Deposit”), as security for Lessee’s faithful performance of Lessee’s obligations under this Lease.  If Lessee fails to pay Monthly Base Rent or Additional Rent or charges due hereunder, or otherwise defaults under this Lease (as defined in Paragraph 22), Lessor may use, apply or retain all or any portion of said Security Deposit to the extent reasonably necessary to cure the default, for the payment of any amount due Lessor, and to reimburse or compensate Lessor for any liability, cost, expense, loss or damage (including attorneys’ fees) which Lessor may suffer or incur by reason thereof.  If Lessor uses or applies all or any portion of the Security Deposit, Lessee shall within ten (10) days after written request therefor deposit moneys with Lessor sufficient to restore the Security Deposit to the original amount required by this Lease.  Lessor shall not be required to keep all or any part of the Security Deposit separate from its general accounts.

(b)           Lessor shall, at the expiration or earlier termination of the term hereof and after Lessee has vacated the Premises, return to Lessee (or, at Lessor’s option, to the last assignee, if any, of Lessee’s interest herein), that portion of the Security Deposit not used or applied by Lessor, provided that there is then no uncured event of default by Lessee hereunder and there is then no unsatisfied claim by Lessor against Lessee for damages in the event this Lease has been terminated.  No part of the Security Deposit shall be considered to be held in trust, to bear interest or other increment for its use, or to be prepayment for any moneys to be paid by Lessee under this Lease.

8.             Use.  Lessee shall use and occupy the Premises for general office uses, bio-pharmaceutical research and development and manufacturing, warehousing, and for such other uses which are permitted by applicable zoning ordinances and the covenants, conditions, and restrictions for Menlo Business Park and which are reasonably approved by Lessor in writing, and for no other use or purpose without Lessor’s prior written consent.  Use of the Premises for the manufacture of integrated circuits or the manufacture of other electronic components is expressly prohibited.  Any use of the Premises by Lessee or by any sublessee or assignee approved by Lessor pursuant to Paragraph 17 shall comply with the provisions of this Paragraph 8.

9.             Hazardous Materials.

(a)           The term “Hazardous Materials” as used in this Lease shall include any substance defined as a “hazardous substance,” “toxic substance,” “industrial process waste,” or “special waste” in any Environmental Laws as hereafter defined. Hazardous Materials shall include, but not be limited to, petroleum, gasoline, natural gas, natural gas liquids, liquified natural gas, synthetic gas, and/or crude oil or any products, by-products or fractions thereof.

(b)           Lessee shall not engage in any activity in or on the Premises or the Property which constitutes a Reportable Use of Hazardous Materials without the express prior written consent of Lessor and timely compliance (at Lessee’s expense) with all Environmental Laws.  “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of Hazardous Materials that require a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises or the Property of Hazardous Materials with respect to which any Environmental Law requires that a notice be given to persons entering or occupying the Premises, the Property, or neighboring properties.  Notwithstanding the foregoing, Lessee may use in the Premises any ordinary and customary materials reasonably required to be used in the normal course of Lessee’s agreed use of the Premises, so long as such use is in compliance with all Environmental Laws, is not a Reportable Use, and does not expose the Premises, the Property, or neighboring property to any meaningful risk of contamination or damage or expose Lessor to any liability therefor.  In addition, Lessor may condition its consent to any Reportable Use upon receiving such additional assurances as Lessor reasonably deems necessary to protect itself, the public, the Premises, the Property, and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination) of protective modifications (such as concrete encasements) and/or increasing the Security Deposit.

(c)           “Environmental Laws” shall mean and include any Federal, State, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, or dangerous waste, substance, element, compound, mixture or material, as now or at any time hereafter in effect including, without limitation, California Health and Safety Code §§25100 et seq., §§25300 et seq., Sections 25281(f) and 25501 of the California Health and Safety Code, Section 13050 of the Water Code, the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601 et seq. (“CERCLA”), the Superfund Amendments and Reauthorization Act, 42 U.S.C. §§9601 et seq., the Federal Toxic Substances Control Act, 15 U.S.C. §§2601 et seq., the Federal Resource Conservation and Recovery Act as amended, 42 U.S.C. §§6901 et seq., the Federal Hazardous Material Transportation Act, 49 U.S.C. §§1801 et seq., the Federal Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C.

§1251 et seq., the River and Harbors Act of 1899, 33 U.S.C. §§401 et seq., and all rules and regulations of the EPA, the California Environmental Protection Agency, or any other state or federal department, board or any other agency or governmental board or entity having jurisdiction over the environment, as any of the foregoing have been, or are hereafter amended.

(d)           If Lessee knows, or has reasonable cause to believe, that Hazardous Materials have come to be located in, on, under or about the Premises or the Property, other than as previously consented to by Lessor, Lessee shall immediately give written notice of such fact to Lessor and provide Lessor with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Materials.

(e)           Lessee and Lessee’s agents, employees, and contractors shall not cause any Hazardous Materials to be discharged into the plumbing or sewage system of the Building or into or onto the Land underlying or adjacent to the Building in violation of any Environmental Laws.  Lessee shall promptly, at Lessee’s expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination caused by Lessee or caused by any of Lessee’s employees, agents, or contractors, and for the maintenance, security and/or monitoring of the Premises, the Property, or neighboring properties if such contamination is caused by a release or emission of any Hazardous Materials by Lessee or by any of Lessee’s employees, agents, or contractors.

(f)            Lessee shall indemnify, defend and hold Lessor harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, any and all sums paid for settlement of claims, attorneys’ fees, consultant and expert fees) arising during or after the term (as such may be extended) from or in connection with the presence of Hazardous Materials in or on the Premises, the Property, or Menlo Business Park as a result of Lessee’s breach of the foregoing covenant, or as a result of the negligence, willful misconduct or other acts of Lessee, Lessee’s employees, agents, contractors or invitees.  Without limitation of the foregoing, this indemnification shall include any and all costs incurred due to any investigation of the site or any cleanup, removal or restoration mandated by a federal, state or local agency or political subdivision.  The foregoing indemnity shall survive the expiration or earlier termination of this Lease.  No termination, cancellation or release agreement  entered into by Lessor and Lessee shall release Lessee from its obligations under this Lease with respect to Hazardous Materials, unless specifically so agreed by Lessor in writing at the time of such agreement.

(g)           To the current actual knowledge of John C. Tarlton, President of Tarlton Properties, Inc., Lessor’s property manager, except as disclosed to Lessee in writing by Lessor or as contained in any environmental site assessment report delivered by Lessor to Lessee prior to the execution of this Lease, (1) no Hazardous Materials are present on the Property or the soil, surface water or groundwater thereof, (2) no underground storage tanks are present on the Property, and (3) no action, proceeding or claim is pending or threatened regarding the Property concerning any Hazardous Materials or pursuant to any environmental law.  Lessor shall be responsible (at no cost to Lessee) for Hazardous Materials present on the Property prior to the Commencement Date, and for Hazardous Materials present at any time on the Menlo Business Park due to Lessor or its employees, agents, and contractors.  Lessee shall not be responsible under this Lease, and Lessor hereby releases Lessee for any Hazardous Materials present on the Menlo Business Park that were not released by Lessee or its agents, contractors, or employees.

10.           Taxes on Lessee’s Property.  Lessee shall pay before delinquency any and all taxes, assessments, license fees, and public charges levied, assessed, or imposed and which become payable during the initial lease term and any extension thereof upon Lessee’s equipment, fixtures, furniture, and personal property installed or located in the Premises.

11.           Insurance.

(a)           Lessee shall, at Lessee’s sole cost and expense, provide and keep in force commencing with the Commencement Date of the initial lease term and continuing during the initial lease term and the option extension period if exercised, a general commercial liability insurance policy with a recognized casualty insurance company qualified to do business in California, insuring against any and all liability occasioned by any occurrence in, on, about, or related to the Premises or the Property, or arising out of the condition, use, occupancy, alteration or maintenance of the Premises or the Property, and covering the contractual liability referred to in Paragraph 12(a) of this Lease, having a combined single limit for both bodily injury and property damage in an amount not less than Five Million Dollars ($5,000,000).  All such insurance carried by Lessee shall be in a form reasonably satisfactory to Lessor and its mortgage lender and shall be carried with companies that have a general policyholder’s rating of not less than “A” and a financial rating of not less than Class “X” in the most current edition of Best’s Insurance Reports; shall provide that such policies shall not be subject to material alteration or cancellation except after at least thirty (30) days’ prior written notice to Lessor; and shall be primary as to Lessor.  Prior to the Commencement Date and upon renewal of such policies not less than fifteen (15) days prior to the expiration of the term of such coverage, Lessee shall deliver to Lessor certificates of insurance confirming such coverage, together with evidence of the payment of the premium therefor, naming Lessor and Lessor’s property manager as additional insureds.  If Lessee fails to procure and maintain the insurance required hereunder, Lessor may, but shall not be required to, order such insurance at Lessee’s expense and Lessee shall reimburse Lessor for all costs incurred by Lessor with respect thereto.  Lessee’s reimbursement to Lessor for such amounts shall be deemed Additional Rent, and shall include all sums disbursed, incurred or deposited by Lessor, including Lessor’s costs, expenses and reasonable attorneys’ fees with interest thereon at the Interest Rate.

(b)           Lessor shall obtain and carry in Lessor’s name, as insured, as an Operating Expense of the Property as provided in Paragraph 5(b), during the lease term, “all risk” property insurance coverage (with rental loss insurance coverage for a period of one year), flood insurance, public liability and property damage insurance, and insurance against such other risks or casualties as Lessor shall determine, including, but not limited to, insurance coverages required of Lessor by the beneficiary of any deed of trust which encumbers the Property, including earthquake insurance coverage insuring Lessor’s interest in the Property (including the Tenant Improvement Work performed pursuant to Paragraph 13 and any other leasehold improvements to the Premises constructed by Lessor or by Lessee with Lessor’s prior written approval) in an amount not less than the full replacement cost of the Building and all other Improvements from time to time.  The proceeds of any such insurance shall be payable solely to Lessor and Lessee shall have no right or interest therein.  Lessor shall have no obligation to insure against loss by Lessee to Lessee’s leasehold improvements installed at Lessee’s expense, or Lessee’s equipment, fixtures, furniture, or other personal property of Lessee in or about the Premises occurring from any cause whatsoever.  Lessor’s public liability insurance shall provide for contractual liability referred to in Paragraph 12(b) of this Lease.

(c)           Notwithstanding anything to the contrary contained in this Lease, the parties release each other, and their respective authorized representatives, employees, officers, directors, shareholders, managers, members, assignees, subtenants, and property managers, from any claims for damage to any person or to the Premises or the Property, and to the fixtures, personal property, leasehold improvements and alterations of either Lessor or Lessee in or on the Premises or the Property that are caused by or result from risks required by this Lease to be insured against or actually insured against under any property insurance policies carried by the parties and in force at the time of any such damage, whichever is greater. This waiver applies whether or not the loss is due to the negligent acts or omissions of Lessor or Lessee or their respective officers, directors, employees, agents, contractors, or invitees.

(d)           Each party shall cause each property insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with the above waiver and any damage covered by any policy; provided, however, that such provision or endorsement shall not be required if the applicable policy of insurance permits the named insured to waive rights of subrogation on a blanket basis, in which case the blanket waiver shall be acceptable.  Neither party shall be liable to the other for any damage caused by fire or any of the risks insured against under any insurance policy required by this Lease.

12.           Indemnification.

(a)           Lessee waives all claims against Lessor for damages to property, or to goods, wares, and merchandise stored in, upon, or about the Premises, and for injuries to persons in, upon, or about the Premises or the Property from any cause arising at any time, except as may be caused by the negligence or willful misconduct of Lessor or its employees, agents or contractors.  Lessee shall indemnify, defend, and hold harmless Lessor from claims, suits, actions, or liabilities for personal injury, death or for loss or damage to property that arise from (1) any activity, work, or thing done or permitted by Lessee in or about the Premises or the Property, (2) for bodily injury or damage to property which arises in or about the Property to the extent the injury or damage to property results from the negligent acts or omissions of Lessee, its employees, agents or contractors, and (3) based on any event of default by Lessee in the performance of any obligation on Lessee’s part to be performed under this Lease.

(b)           Lessor shall indemnify, defend, and hold harmless Lessee from claims, suits, actions, or liabilities for personal injury, death or for loss or damage to property that arise from (1) any activity, work, or thing done, permitted or suffered by Lessor in or about the Premises or the Property, (2) for bodily injury or damage to property which arises in or about the Property to the extent the injury or damage to property results from the negligent acts or omissions of Lessor, its employees, agents or contractors, and (3) based on any breach or default by Lessor in the performance of any obligation on Lessor’s part to be performed under this Lease.

(c)           In the absence of comparative or concurrent negligence on the part of Lessee or Lessor, their respective agents, affiliates, and subsidiaries, or their respective officers, directors, members, employees or contractors, the foregoing indemnities by Lessee and Lessor shall also include reasonable costs, expenses and attorneys’ fees incurred in connection with any indemnified claim or incurred by the indemnitee in successfully establishing the right to indemnity.  The indemnitor shall have the right to assume the defense of any claim subject to the foregoing indemnities with counsel reasonably satisfactory to the indemnitee.  The indemnitee agrees to cooperate fully with the indemnitor and its counsel in any matter where the indemnitor elects to defend, provided the indemnitor shall promptly reimburse the indemnitee for reasonable costs and expenses incurred in connection with its duty to cooperate.

The foregoing indemnities are conditioned upon the indemnitee providing prompt notice to the indemnitor of any claim or occurrence that is likely to give rise to a claim, suit, action or liability that will fall within the scope of the foregoing indemnities, along with sufficient details that will enable the indemnitor to make a reasonable investigation of the claim.

When the claim is caused by the joint negligence or willful misconduct of Lessee and Lessor or by the indemnitor party and a third party unrelated to the indemnitor party (except indemnitor’s agents, officers, employees or invitees), the indemnitor’s duty to indemnify and defend shall be proportionate to the indemnitor’s allocable share of joint negligence or willful misconduct.

(d)           Lessor shall not be liable to Lessee for any damage because of any act or negligence of any other occupant of the Building or any other owner or occupant of adjoining or contiguous property, nor for overflow, breakage, or leakage of water, steam, gas, or electricity from pipes, wires, or otherwise in the Premises or the Building, except to the extent caused by the gross negligence or willful misconduct of Lessor or Lessor’s employees, agents, or contractors.  Except as otherwise herein provided, Lessee will pay for damage to the Premises or the Property caused by the misuse or neglect of the Premises or the Property by Lessee or its employees, agents, or contractors, including, but not limited to, the breakage of glass in the Building.  Any damage to the Building caused by other tenants of Menlo Business Park shall be paid for by such other tenants or by Lessor.

13.           Tenant Improvement Work.

(a)           Lessor shall provide Lessee with a tenant improvement allowance of Ninety-two Thousand Five Hundred Fifty Dollars ($92,550.00) ($10.00 per rentable square foot) (the “Tenant Improvement Allowance”) to defray a portion of the cost of the improvements to the Premises (“Tenant Improvement Work”) as shown on the mark-up of the floor plan of Suite H attached hereto as Exhibit “E” and incorporated herein by reference.  The entire cost of the Tenant Improvement Work in excess of the Tenant Improvement Allowance, if any, shall be paid by Lessee.   Lessor’s approval of the Tenant Improvement Work shown on Exhibit “E” is given on the condition that Lessee shall, at Lessee’s expense, restore the Premises to its condition and layout as of the date of this Lease upon the expiration or sooner termination of this Lease.  Lessee confirms its agreement to do so by initialing this provision.

Lessee

(b)           Lessor shall enter into a contract with a licensed general contractor for the construction of the Tenant Improvement Work .  The general contractor shall be selected jointly by Lessor and Lessee from a list of approved contractors prepared by the Lessor.  The Tenant Improvement Work shall be performed pursuant to the plans and specifications approved in writing by Lessor and Lessee.

(c)           The Tenant Improvement Work shall be constructed under the direct supervision of Tarlton Properties, Inc., as construction manager, at a fee of five percent (5%) of hard construction costs (i.e., the amounts paid to the general contractor, subcontractors, vendors, and suppliers for labor and materials for the construction of the Tenant Improvements) as a cost of the Tenant Improvement Work.  The general contractor shall perform the work pursuant to a negotiated fixed fee guaranteed maximum price contract.  The work shall be performed on an “open book” basis with a post-job audit of all costs by a representative from both Lessee and Tarlton Properties, Inc.

(d)           Lessee waives all right to make repairs at the expense of Lessor, or to deduct the costs thereof from the rent, and Lessee waives all rights under Section 1941 and 1942 of the Civil Code of the State of California.  At the termination of this Lease, Lessee shall surrender the Premises in a clean and good condition, except for ordinary wear and tear and except for damage caused by casualty, the elements, acts of God, a taking by eminent domain, alterations or other improvements made by Lessee with Lessor’s prior written consent which Lessee is not required to remove as a condition to Lessor’s approval of such alterations or improvements.

14.           Maintenance and Repairs; Alterations; Surrender and Restoration.

(a)           Lessor shall, at Lessor’s sole expense, keep in good order, condition, and repair and replace when necessary, the structural elements of the roof (excluding the roof membrane) , and the structural elements of the foundation and exterior walls (except the interior faces thereof), of the Building, and other structural elements of the Building and the Property as “structural elements” are defined in building codes applicable to the Building, excluding any alterations, structural or otherwise, made by Lessee to the Building which are not approved in writing by Lessor prior to the construction or installation thereof by Lessee.  Lessor shall perform and construct, and Lessee shall not be responsible for performing or constructing, any repairs, maintenance, or improvements (1) required as a result of any casualty damage (not caused by the willful or negligent acts or omissions of Lessee) or as a result of any taking pursuant to the exercise of the power of eminent domain, or (2) for which Lessor has a right of reimbursement from third parties based on construction or other warranties, contractor guarantees, or insurance claims.

(b)           Lessor shall provide or cause to be provided and shall supervise the performance of, as an Operating Expense of the Property pursuant to Paragraph 5(b) hereof, all services and work relating to the operation, maintenance, repair, and replacement, as needed, of the Property, including the HVAC, mechanical, electrical, and plumbing systems in the Building; the interior of the Building; the roof membrane; the outside areas of the Property; the janitorial service for the Building; landscaping, tree trimming, resurfacing and restriping of the parking lot, repairing and maintaining the walkways; exterior building painting, exterior building lighting, parking lot lighting, and exterior security patrol.  In the event Lessee provides Lessor with written notice of the need for any repairs, Lessor shall commence any such repairs promptly following receipt by Lessor of such notice and Lessor shall diligently prosecute such repairs to completion.

(c)           Subject to the foregoing and except as provided elsewhere in this Lease, Lessee shall at all times use and occupy the Premises in a manner which keeps the Premises in good and safe order, condition, and repair.  Lessor shall execute and maintain in full force and effect throughout the term as an Operating Expense of the Property pursuant to Paragraph 5(b) a service contract with a recognized air conditioning service company.  Lessor may, if Lessor determines that it is necessary to do so, obtain on a semi-annual basis an inspection report of the HVAC system from a separate HVAC service firm designated by Lessor for the purpose of monitoring the performance of the HVAC maintenance and repair work performed by the HVAC service firm which performs the regular repair and maintenance.  The cost of such inspection report shall be an Operating Expense pursuant to Paragraph 5.  Subject to the release of claims and waiver of subrogation contained in Paragraphs 11(c) and 11(d), if Lessor is required to make any repairs to the Property by reason of Lessee’s negligent acts or omissions, Lessor may add the cost of such repairs to the next installment of rent which shall thereafter become due, and Lessee shall promptly pay the same upon receipt of an invoice therefor.

(d)           Lessee may, from time to time, at its own cost and expense and without the consent of Lessor make nonstructural alterations to the interior of the Premises the cost of which in any one instance is Ten Thousand Dollars ($10,000) or less, and the aggregate cost of all such work during the term of this Lease does not exceed Fifty Thousand Dollars ($50,000), provided Lessee first notifies Lessor in writing of any such nonstructural alterations.  Otherwise, Lessee shall not make any additional alterations, improvements, or additions to the Premises without delivering to Lessor a complete set of plans and specifications for such work and obtaining Lessor’s prior written consent thereto.  If any nonstructural alterations to the interior of the Premises exceed Ten Thousand Dollars ($10,000) in cost in any one instance, or exceed the aggregate cost of Fifty Thousand Dollars ($50,000) during the term of this Lease, Lessee shall employ, at Lessee’s expense, Tarlton Properties, Inc. as construction manager for such alterations at a fee equal to five percent (5%) of hard construction costs.  Lessor may condition its consent to Lessee agreeing in writing to remove any such alterations prior to the expiration of the lease term and Lessee agreeing to restore the Premises to its condition prior to such alterations at Lessee’s expense.  Lessor shall advise Lessee in writing at the time consent is granted whether Lessor reserves the right to require Lessee to remove any alterations from the Premises prior to the termination of this Lease.

All alterations, trade fixtures and personal property installed in the Premises solely at Lessee’s expense (“Lessee’s Property) shall during the term of this Lease remain Lessee’s property and Lessee shall be entitled to all depreciation, amortization and other tax benefits with respect thereto.  Upon the expiration or sooner termination of this Lease all alterations, fixtures and improvements to the Premises, whether made by Lessor or installed by Lessee at Lessee’s expense, shall be surrendered by Lessee with the Premises and shall become the property of Lessor.

(e)           Lessee, at Lessee’s sole cost and expense, shall promptly and properly observe and comply with all present and future orders, regulations, rules, laws, and ordinances of all governmental agencies or authorities, and the Board of Fire Underwriters.  Any structural changes or repairs or other repairs or changes to the Premises of any nature which would be considered a capital expenditure under generally accepted accounting principles shall be made by Lessor at Lessee’s expense if such structural repairs or changes are required by reason of the specific nature of the use of the Premises by Lessee.  If such structural changes or repairs are not required by reason of the specific nature of Lessee’s use of the Premises, the cost of such structural changes or repairs shall be treated as an Operating Expense and amortized in accordance with the provisions of Paragraph 5(b).

(f)            Lessee shall surrender the Premises by the last day of the lease term or any earlier termination date in accordance with Paragraph 13(h) and this Paragraph 14(f), with all of the improvements to the Premises, parts, and surfaces thereof clean and free of debris and in good operating order, condition, and state of repair, ordinary wear and tear excepted.  “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice or by Lessee performing all of its obligations under this Lease.  The obligations of Lessee shall include the repair of any damage occasioned by the installation, maintenance, or removal of Lessee’s trade fixtures, furnishings, equipment, and alterations, and the restoration by Lessee of the Premises to its condition upon completion of the Tenant Improvement Work (1) if Lessor’s consent thereto was conditioned upon such removal and restoration upon expiration or sooner termination of the Lease term pursuant to Paragraph 14(d), or (2) if Lessee made any such alterations, additions, or improvements without obtaining Lessor’s prior written consent in breach of Paragraph 14(d) and within a reasonable time after the expiration or sooner termination of the Lease term Lessor gives written notice to Lessee requiring Lessee to perform such removal and restoration.

Notwithstanding anything contained in this Paragraph 14 to the contrary, upon the conversion by Lessee of any laboratory space in the Premises to offices (with or without Lessor’s prior consent) including, without limitation, the conversion of laboratory space to offices pursuant to the Tenant Improvement Work approved by Lessor and Lessee shown on Exhibit “E” attached hereto.  Lessee shall, at Lessee’s expense, restore such space to laboratory space, pursuant to plans and specifications approved by Lessor in writing, promptly following the expiration or sooner termination of this Lease.

(g)           Prior to the expiration of the term of the this Lease or any earlier termination date, Lessee shall, at Lessee’s expense, obtain a closure report from the San Mateo County Health Department with respect to any Hazardous Materials used, stored, or released by Lessee on or about the Premises.  Any removal and remediation of Hazardous Materials by Lessee shall be certified by the San Mateo County Health Department and a copy of such certification shall be delivered to Lessor.

15.           Utilities and Services.

(a)           Lessor shall contract for and pay for, and Lessee shall reimburse Lessor therefor pursuant to Paragraph 5(e) as an Operating Expense, all electricity, gas, water, heat and air conditioning service, janitorial service, refuse pick-up, sewer charges, and all other utilities or services supplied to or consumed by Lessee, its agents, employees, contractors, and invitees on or about the Premises, excluding telephone service to the Building for which Lessee shall contract and pay directly.

(b)           Lessor shall not be liable to Lessee for any interruption or failure of any utility services to the Building or the Premises which is not caused by the negligence or willful acts of Lessor, or Lessor’s employees, agents, or contractors. Lessee shall not be relieved from the performance of any covenant or agreement in this Lease because of any such failure.  Unless such failure is caused by the negligence or willful acts or omissions of Lessor or Lessor’s employees, agents, or contractors, or by Lessor’s breach in the performance of Lessor’s express obligations hereunder, Lessor shall make all repairs to the Property required to restore such services to the Premises and the cost thereof shall be payable by Lessee pursuant to Paragraph 5(e) as a current Operating Expense, or as a capital improvement which is amortized over its useful life (together with interest thereon) as an Operating Expense in accordance with generally accepted accounting principles as described in Paragraph 5(b).

16.           Liens.  Lessee agrees to keep the Property free from all liens arising out of any work performed, materials furnished, or obligations incurred by Lessee.  Lessee shall give Lessor at least ten (10) days prior written notice before commencing any work of improvement on the Premises, the contract price for which exceeds Ten Thousand Dollars ($10,000).  Lessor shall have the right to post notices of non-responsibility with respect to any such work.  If Lessee shall, in good faith, contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense, defend and protect itself, Lessor and the Property against the same, and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Lessor or the Property.  If Lessor shall require, Lessee shall furnish to Lessor a surety bond satisfactory to Lessor in an amount equal to one and one-half times the amount of such contested claim or demand, indemnifying Lessor against liability for the same, as required by law for the holding of the Property free from the effect of such lien or claim.

17.           Assignment and Subletting.

(a)           Except as otherwise provided in this Paragraph 17, Lessee shall not assign this Lease, or any interest, voluntarily or involuntarily, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person (the agents and servants of Lessee excepted) to occupy or use the Premises, or any portion thereof, without the prior written consent of Lessor in each instance pursuant to the terms and conditions set forth below, which consent shall not be unreasonably withheld, subject to the following provisions.

(b)           Prior to any assignment or sublease which Lessee desires to make, Lessee shall provide to Lessor the name and address of the proposed assignee or sublessee, and true and complete copies of all documents relating to Lessee’s prospective agreement to assign or sublease, a copy of a current financial statement for such proposed assignee or sublessee, and Lessee shall specify all consideration to be received by Lessee for such assignment or sublease in the form of lump sum payments, installments of rent, or otherwise.  For purposes of this Paragraph 17, the term “consideration” shall include all money or other consideration to be received by Lessee for such assignment or sublease.  Within ten (10) days after the receipt of such documentation and other information, Lessor shall (1) notify Lessee in writing that Lessor elects to consent to the proposed assignment or sublease subject to the terms and conditions hereinafter set forth; (2) notify Lessee in writing that Lessor refuses such consent, specifying reasonable grounds for such refusal; or (3) except with respect to a transfer to an affiliate pursuant to Paragraph 17(f) if at the time Lessee requests that Lessor consent to an assignment of sublease Lessee has vacated the Premises and is not conducting on-going operations in the Building, Lessor may notify Lessee that Lessor elects to terminate this Lease, provided that with respect to a proposed sublease of a portion of the Premises Lessor’s termination right shall apply only to the proposed sublease space, and specifying the effective date of termination which shall be the same as the commencement date of the proposed sublease.  If Lessor elects to terminate this Lease pursuant to the foregoing provision, upon the effective date of termination, Lessor and Lessee shall each be released and discharged from any liability or obligation to the other under this Lease accruing thereafter with respect to the Premises or the portion thereof to which the termination applies, except for any obligations then outstanding and except for any indemnity obligations which survive the expiration or termination of this Lease by the express terms hereof, and Lessee agrees that Lessor may enter into a direct lease with such proposed assignee or sublessee without any obligation or liability to Lessee.

In deciding whether to consent to any proposed assignment or sublease, Lessor may take into account reasonable conditions, including, but not limited to, the following, have been satisfied:

(1)           In Lessor’s reasonable judgment, the proposed assignee or subtenant is engaged in such a business, that the Premises, or the relevant part thereof, will be used in such a manner which complies with Paragraph 8 hereof entitled “Use” and Lessee or the proposed assignee or sublessee submits to Lessor documentary evidence reasonably satisfactory to Lessor that such proposed use constitutes a permitted use of the Premises pursuant to the ordinances and regulations of the City of Menlo Park;

(2)           The proposed assignee or subtenant is a reputable entity or individual with sufficient financial net worth so as to reasonably indicate that it will be able to meet its obligations under this Lease or the sublease in a timely manner; and

(3)           The proposed assignment or sublease is approved by Lessor’s mortgage lender if such lender has the right to approve or disapprove proposed assignments or subleases.  Lessor shall use its good faith efforts to obtain such approval from its lender within ten (10) days after Lessor is requested to do so.

(c)           As a condition to Lessor’s granting its consent to any assignment or sublease, (1) Lessor may require that Lessee pay to Lessor, as and when received by Lessee, fifty percent (50%) of the amount of any excess of the consideration to be received by Lessee in connection with said assignment or sublease over and above the rental amount fixed by this Lease and payable by Lessee to Lessor, after deducting only (i) the unamortized cost of the Tenant Improvement Work paid for by Lessee which remains on the Premises at the effective date of the assignment or on the commencement date of the sublease which are then in a serviceable condition and useable by the assignee or sublessee and not demolished or removed by the assignee or sublessee, (ii) a standard leasing commission payable by Lessee in consummating such assignment or sublease, and (iii) reasonable attorneys’ fees incurred by Lessee and Lessor in negotiating and reviewing the assignment or sublease documentation, all of which costs shall be subject to Lessor’s reasonable approval; and (2) Lessee and the proposed assignee or sublessee shall demonstrate to Lessor’s reasonable satisfaction that each of the criteria referred to in subparagraph (b) above is satisfied.

(d)           Each assignment or sublease agreement to which Lessor has consented shall be an instrument in writing in form satisfactory to Lessor, and shall be executed by both Lessee and the assignee or sublessee, as the case may be.  Each such assignment or sublease agreement shall recite that it is and shall be subject and subordinate to the provisions of this Lease, that the assignee or sublessee accepts such assignment or sublease, that Lessor’s consent thereto shall not constitute a consent to any subsequent assignment or subletting by Lessee or the assignee or sublessee, and, except as otherwise set forth in a sublease approved by Lessor, the assignee or sublessee agrees to perform all of the obligations of Lessee hereunder (to the extent such obligations relate to the portion of the Premises assigned or subleased), and that the termination of this Lease shall, at Lessor’s sole election, constitute a termination of every such assignment or sublease.

(e)           In the event Lessor shall consent to an assignment or sublease, Lessee shall nonetheless remain primarily liable for all obligations and liabilities of Lessee under this Lease, including but not limited to the payment of rent.

(f)            Notwithstanding the foregoing, Lessee may, without Lessor’s prior written consent and without any participation by Lessor in assignment and subletting proceeds, sublet a portion or the entire Premises or assign this Lease to a subsidiary, affiliate, division or corporation controlled or under common control with Lessee (“affiliate”), or to a successor corporation related to Lessee by merger, consolidation or reorganization, or to a purchaser of Lessee’s entire business operations conducted on the Premises, provided that any such assignee or sublessee shall have a current verifiable net worth at least equal to that of Lessee as of the date of the execution of this Lease.  Lessee’s foregoing rights to assign this Lease shall be subject to the following conditions:  (1) Lessee shall not be in default hereunder past any applicable cure period; (2) in the case of an assignment or subletting to an affiliate, Lessee shall remain liable to Lessor hereunder; and (3) the transferee or successor entity shall expressly assume in writing Lessee’s obligations hereunder.

(g)           Neither the sale nor transfer of Lessee’s capital stock in any private financing raising equity capital or in a public offering pursuant to an effective registration statement filed by Lessee with the Securities and Exchange Commission, or the sale or transfer of Lessee’s securities at any time after Lessee’s securities are publicly traded , shall be deemed an assignment, subletting, or other transfer of this Lease or the Premises, provided, that in the event of the sale, transfer or issuance of Lessee’s securities in connection with a merger, consolidation, or reorganization, the conditions set forth in Paragraph 17(f) shall apply.

(h)           Subject to the provisions of this Paragraph 17 any assignment or sublease without Lessor’s prior written consent shall at Lessor’s election be void.  The consent by Lessor to any assignment or sublease shall not constitute a waiver of the provisions of this Paragraph 17, including the requirement of Lessor’s prior written consent, with respect to any subsequent assignment or sublease.  If Lessee shall purport to assign this Lease, or sublease all or any portion of the Premises, or permit any person or persons other than Lessee to occupy the Premises, without Lessor’s prior written consent (if such consent is required hereunder), Lessor may collect rent from the person or persons then or thereafter occupying the Premises and apply the net amount collected to the rent reserved herein, but no such collection shall be deemed a waiver of Lessor’s rights and remedies under this Paragraph 17, or the acceptance of any such purported assignee, sublessee, or occupant, or a release of Lessee from the further performance by Lessee of covenants on the part of Lessee herein contained.

(i)            Lessee shall not hypothecate or encumber its interest under this Lease or any rights of Lessee hereunder, or enter into any license or concession agreement respecting all or any portion of the Premises, without Lessor’s prior written consent which consent Lessor may grant or withhold in Lessor’s absolute discretion without any liability to Lessee.  Lessee’s granting of any such encumbrance, license, or concession agreement shall constitute an assignment for purposes of this Paragraph 17.

(j)            In the event of any sale or exchange of the Premises by Lessor and assignment of this Lease by Lessor, Lessor shall, upon providing Lessee with written confirmation that Lessor has delivered any Security Deposit held by Lessor to Lessor’s successor in interest, be and hereby is entirely relieved of all liability under any and all of Lessor’s covenants and obligations contained in or derived from this Lease with respect to the period commencing with the consummation of the sale or exchange and assignment.

(k)           Lessee hereby acknowledges that the foregoing terms and conditions are reasonable and, therefore, that Lessor has the remedy described in California Civil Code Section 1951.4 (Lessor may continue the Lease in effect after Lessee’s breach and abandonment and recover rent as it becomes due, if Lessee has the right to sublet or assign, subject only to reasonable limitations).

18.           Non-Waiver.

(a)           No waiver of any provision of this Lease shall be implied by any failure of Lessor to enforce any remedy for the violation of that provision, even if that violation continues or is repeated.  Any waiver by Lessor of any provision of this Lease must be in writing.

(b)           No receipt of Lessor of a lesser payment than the rent required under this Lease shall be considered to be other than on account of the earliest rent due, and no endorsement or statement on any check or letter accompanying a payment or check shall be considered an accord and satisfaction.  Lessor may accept checks or payments without prejudice to Lessor’s right to recover all amounts due and pursue all other remedies provided for in this Lease.

Lessor’s receipt of monies from Lessee after giving notice to Lessee terminating this Lease shall in no way reinstate, continue, or extend the Lease term or affect the termination notice given by Lessor before the receipt of those monies.  After serving notice terminating this Lease, filing an action, or obtaining final judgment for possession of the Premises, Lessor may receive and collect any rent, and the payment of that rent shall not waive or affect such prior notice, action, or judgment.

19.           Holding Over.  Lessee shall vacate the Premises and deliver the same to Lessor upon the expiration or sooner termination of this Lease.  In the event of holding over by Lessee after the expiration or termination of this Lease without Lessor’s prior written consent, such holding over shall be on a month-to-month tenancy and all of the terms and provisions of this Lease shall be applicable during such period, except that Lessee shall pay Lessor as Monthly Base Rent during such holdover an amount equal to the greater of (i) one hundred fifty percent (150%) of the Monthly Base Rent in effect at the expiration of the term, or (ii) the then market rent for comparable research and development/office space; provided, that if such holdover is with Lessor’s written consent given by Lessor prior to the expiration or sooner termination of this Lease, the Monthly Base Rent during such holdover shall be equal to one hundred twenty-five percent (125%) of the then market rent for comparable research and development/office space, as reasonably determined by Lessor.  If such holdover is without Lessor’s written consent, Lessee shall be liable to Lessor for all costs, expenses, and consequential damages incurred by Lessor as a result of such holdover.  The rental payable during such holdover period shall be payable to Lessor on demand.

20.           Damage or Destruction.

(a)           In the event of a total destruction during the lease term from any cause, of (1) the Building and Improvements, or (2) the Building and Improvements referred to as Building #6, 1360 O’Brien Drive, Menlo Park, California (the “1360 O’Brien Drive Premises”) during the term of Lessee’s Lease of said Premises, either party may elect to terminate this Lease by giving written notice of termination to the other party within thirty (30) days after the casualty occurs.  A total destruction shall be deemed to have occurred for this purpose if the Building and the Improvements which are the subject of this Lease or the Building and Improvements consisting of the 1360 O’Brien Drive Premises are destroyed to the extent of seventy-five percent (75%) or more of the replacement cost thereof.  If the Lease is not terminated, Lessor shall repair and restore the Premises and the 1360 O’Brien Drive Premises (if applicable) in a diligent manner and this Lease shall continue in full force and effect, except that Monthly Base Rent and Additional Rent of the Premises which are the subject of this Lease shall be abated in accordance with Paragraph 20(d) below.

(b)           In the event of a partial destruction of the Building or the Premises to an extent not exceeding fifty percent (50%) of the replacement cost thereof and if the damage thereto can be repaired, reconstructed, or restored within a period of one hundred twenty (120) days from the date of such casualty, and if the casualty is from a cause which is insured under Lessor’s “all risk” property insurance, or is insured under any other coverage then carried by Lessor, Lessor shall forthwith repair the same, and this Lease shall continue in full force and effect, except that Monthly Base Rent and Additional Rent shall be abated in accordance with Paragraph 20(d) below.  If any of the foregoing conditions is not met, Lessor shall have the option of either repairing and restoring the Building and Improvements, or terminating this Lease by giving written notice of termination to Lessee within thirty (30) days after the casualty, subject to the provisions of Paragraph 20(c).  Notwithstanding the foregoing, Lessor shall not have the right to terminate this Lease if the cost to repair the damage to the Building or to restore the Premises would cost less than five percent (5%) of the replacement cost of the Building, regardless of whether or not the casualty is insured.  Notwithstanding the foregoing, if the casualty is uninsured, the cost to restore the Premises exceeds five percent (5%) of the replacement cost, and Lessor elects to terminate this Lease, Lessee may nullify the effect of such termination by giving Lessor written notice within ten (10) days after receipt by Lessee of Lessor’s notice of termination that Lessee elects to restore the Premises at Lessee’s sole cost, in which event this Lease shall remain in effect, provided that Rent abatement shall not extend beyond the date that the restoration is completed, or one hundred twenty (120) days after the casualty, whichever occurs first.(c) In the event of a partial destruction of the Building and Improvements to an extent equal to or exceeding twenty-five percent (25%) but less than seventy-five percent (75%) of the replacement cost thereof, or if the damage thereto cannot be repaired, reconstructed, or restored within a period of one hundred eighty (180) days from the date of such casualty plus the period of any force majeure delays, Lessee may terminate this Lease effective as of the date of the casualty by giving written notice of termination to Lessor within thirty (30) days after the casualty.  The foregoing shall not affect Lessor’s termination rights under subparagraph (b) above.

Furthermore, if such casualty is from a cause which is not insured under Lessor’s “all risk” property insurance, or is not insured under any other insurance carried by Lessor, Lessor may elect to repair and restore the Building and Improvements (provided that Lessee has not elected to terminate this Lease pursuant to the first sentence of this Paragraph 20(c)), or Lessor may terminate this Lease effective as of the date of the casualty by giving written notice of termination to Lessee, subject to the limitations of Paragraph 20(b).  Lessor’s election to repair and restore the Building and Improvements or to terminate this Lease, shall be made and written notice thereof shall be given to Lessee within thirty (30) days after the casualty.  Notwithstanding the foregoing, (1) if Lessor has not obtained all necessary governmental permits for the restoration and commenced construction of the restoration within one hundred twenty (120) days after the casualty, Lessee may terminate this Lease by written notice to Lessor given at any time prior to the actual commencement of construction of the restoration; or (2) if Lessor elects to repair and restore the Building and Improvements under subparagraph (b) or (c) above, but the repairs and restoration are not substantially completed within one hundred eighty (180) days after the casualty, Lessee may terminate this Lease by written notice to Lessor given within thirty (30) days after the expiration of said period of one hundred eighty (180) days after the casualty.

(d)           Subject to the limitation in Paragraph 20(b) above which applies if Lessee elects to restore the Building and Improvements at Lessee’s expense, in the event of repair, reconstruction, or restoration as provided herein, the Monthly Base Rent and Additional Rent shall be abated proportionally in the ratio which the Lessee’s use of the Premises is impaired during the period of such repair, reconstruction, or restoration, from the date of the casualty until such repair, reconstruction or restoration is completed.

(e)           With respect to any destruction of the Building and Improvements which Lessor is obligated to repair, or may elect to repair, under the terms of this Paragraph 20, the provisions of Section 1932, Subdivision 2, and of Section 1933, Subdivision 4, of the Civil Code of the State of California are waived by the parties.  Lessor’s obligation to repair and restore the Building and Improvements shall include the Tenant Improvement Work referred to in Paragraph 13.  Lessor shall also repair and restore any other leasehold improvements constructed thereafter by Lessor, or by Lessee with Lessor’s prior written consent.  Lessor’s time for completion of the repairs and restoration of the Building and Improvements referred to above shall be extended by a period equal to any delays (“force majeure delays”) caused by strikes, labor disputes, unavailability of materials, inclement weather, or acts of God.

(f)            In the event of termination of this Lease pursuant to any of the provisions of this Paragraph 20, the Monthly Base Rent and Additional Rent shall be apportioned on a per diem basis and shall be paid to the date of the casualty.  In no event shall Lessor be liable to Lessee for any damages resulting to Lessee from the occurrence of such casualty, or from the repairing or restoration of the Building and Improvements, or from the termination of this Lease as provided herein, nor shall Lessee be relieved thereby from any of Lessee’s obligations hereunder, except to the extent and upon the conditions expressly set forth in this Paragraph 20.

21.           Eminent Domain.

(a)           If the whole or any substantial part of the Property is taken or condemned by any competent public authority for any public use or purpose, the term of this Lease shall end upon the earlier to occur of the date when the possession of the part so taken shall be required for such use or purpose or the vesting of title in such public authority.  Rent shall be apportioned as of the date of such termination.  Lessee shall be entitled to receive any damages awarded by the court for (i) leasehold improvements installed at Lessee’s expense or other property owned by Lessee, and (ii) reasonable costs of moving by Lessee to another location in San Mateo County or surrounding areas within the San Francisco Bay Area.  The entire balance of the award shall be the property of Lessor.

(b)           If there is a partial taking of the Property by eminent domain which is not a substantial part of the Property and the Premises remain reasonably suitable for continued use and occupancy by Lessee for the purposes referred to in Paragraph 8, Lessor shall complete any necessary repairs in a diligent manner and this Lease shall remain in full force and effect with a just and proportionate abatement of the Monthly Base Rent and Additional Rent, based on the extent to which Lessee’s use of the Premises is impaired thereafter.  If after a partial taking, the Premises are not reasonably suitable for Lessee’s continued use and occupancy for the uses permitted herein, Lessee may terminate this Lease effective on the earlier of the date title vests in the public authority or the date possession is taken.  Subject to the provisions of Paragraph 21(a), the entire award for such taking shall be the property of Lessor.

22.           Remedies.  If Lessee fails to make any payment of rent or any other sum due under this Lease for ten (10) days after receipt by Lessee of written notice from Lessor; or if Lessee breaches any other term of this Lease for thirty (30) days after receipt by Lessee of written notice from Lessor (unless such default is incapable of cure within thirty (30) days and Lessee commences cure within thirty (30) days and diligently prosecutes the cure to completion within a reasonable time); or if Lessee’s interest herein, or any part thereof, is assigned or transferred, either voluntarily or by operation of law (except as expressly permitted by other provisions of this Lease); or if Lessee makes a general assignment for the benefit of its creditors; or if this Lease is rejected (i) by a bankruptcy trustee for Lessee, (ii) by Lessee as debtor in possession, or (iii) by failure of Lessee as a bankrupt debtor to act timely in assuming or rejecting this Lease; then any of such events shall constitute an event of default and breach of this Lease by Lessee and Lessor may, at its option, elect the remedies specified in either subparagraph (a) or (b) below.  Any such rejection of this Lease referred to above shall not cause an automatic termination of this Lease.  Whenever in this Lease reference is made to a default by Lessee, such reference shall refer to an event of default as defined in this Paragraph 22.

(a)           Lessor may repossess the Premises and remove all persons and property therefrom.  If Lessor repossesses the Premises because of a breach of this Lease, this Lease shall terminate and Lessor may recover from Lessee:

(1)           the worth at the time of award of the unpaid rent which had been earned at the time of termination including interest thereon at a rate equal to the discount rate established by the Federal Reserve Bank of San Francisco for member banks, plus one percent (1%), or the maximum legal rate of interest, whichever is less, from the time of termination until paid;

(2)           the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided, including interest thereon at a rate equal to the Federal discount rate plus one percent (1%) per annum, or the maximum legal rate of interest, whichever is less, from the time of termination until paid;

(3)           the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss for the same period that Lessee proves could be reasonably avoided discounted at the discount rate established by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%); and

(4)           any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s breach or by Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

(b)           If Lessor does not repossess the Premises, then this Lease shall continue in effect for so long as Lessor does not terminate Lessee’s right to possession and Lessor may enforce all of its rights and remedies under this Lease, including the right to recover the rent and other sums due from Lessee hereunder.  For the purposes of this Paragraph 22, the following do not constitute a repossession of the Premises by Lessor or a termination of the Lease by Lessor:

(1)           Acts of maintenance or preservation by Lessor or efforts by Lessor to relet the Premises; or

(2)           The appointment of a receiver by Lessor to protect Lessor’s interests under this Lease.

(c)           Lessor’s failure to perform or observe any of its obligations under this Lease or to correct a breach of any warranty or representation made in this Lease within thirty (30) days after receipt of written notice from Lessee setting forth in reasonable detail the nature and extent of the failure referencing pertinent Lease provisions or if more than thirty (30) days is required to cure the breach, Lessor’s failure to begin curing within the thirty (30) day period and diligently prosecute the cure to completion, shall constitute a default.  If Lessor commits a default, Lessee’s remedy shall be to institute an action against Lessor for damages or for equitable relief, but Lessee shall not have the right to rent abatement, to offset against rent, or to terminate this Lease in the event of any default by Lessor.

(d)           Lessor shall have no security interest or lien on any item of Lessee’s furniture, equipment and other personal property which is not affixed to the Building (“Lessee’s Personal Property”).  Within ten (10) days following Lessee’s request, Lessor shall execute documents reasonably acceptable to Lessee to evidence Lessor’s waiver of any right, title, lien or interest in Lessee’s Personal Property and giving any lender holding a security interest or lien on Lessee’s Personal Property reasonable rights of access to the Premises to remove such Lessee’s Personal Property, provided that such lender expressly agrees in such document for the benefit of Lessor to repair at such lender’s expense any damage caused by such removal.

23.           Lessee’s Personal Property.  If any personal property of Lessee remains on the Premises after (1) Lessor terminates this Lease pursuant to Paragraph 22 above following an event of default by Lessee, or (2) after the expiration of the Lease term or after the termination of this Lease pursuant to any other provisions hereof, Lessor shall give written notice thereof to Lessee pursuant to applicable law.  Lessor shall thereafter release, store, and dispose of any such personal property of Lessee in accordance with the provisions of applicable law.

24.           Notices.  All notices, statements, demands, requests, or consents given hereunder by either party to the other shall be in writing and shall be personally delivered or sent by United States mail, registered or certified, return receipt requested, postage prepaid, and addressed to the parties as follows:

Lessor:	Menlo Business Park, LLC
c/o Tarlton Properties, Inc.
955 Alma Street
Palo Alto, California 94301

Attention: John C. Tarlton
Telephone: (650) 330-3600

Lessee:	DepoMed, Inc.
1330 O’Brien Drive
Menlo Park, California 94025

Attention:
Telephone:

or to such other address as either party may have furnished to the other as a place for the service of notice.  Notices shall be deemed given upon receipt or attempted delivery where delivery is not accepted.  As of the Commencement Date of this Lease, Lessee’s address for purposes of notice shall be the Premises.

25.           Estoppel Certificate.  Lessee and Lessor shall within fifteen (15) days following request by the other party (the “Requesting Party”), execute and deliver to the Requesting Party an Estoppel Certificate substantially in the form attached hereto as Exhibit “F” (1) certifying that this Lease has not been modified and certifying that this Lease is in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect; (2) stating the date to which the rent and other charges are paid in advance, if at all; (3) stating the amount of any Security Deposit held by Lessor; and (4) acknowledging that there are not, to the responding party’s knowledge, any uncured defaults on the part of the Requesting Party hereunder, or if there are uncured defaults on the part of the Requesting Party, stating the nature of such uncured defaults.

26.           Signage.  Lessor shall provide to Lessee space for Lessee’s sign on the monument sign for the Building in the proportion that the number of rentable square feet in the Premises bears to the total rentable square feet of the Building.  Lessee may also place Lessee’s vinyl lettering signage on the glass near the front door entrance to the Building.  All of Lessee’s signage shall comply with the Menlo Park sign ordinances and regulations and shall be subject to Lessor’s approval as to the location, size and design thereof.  The cost of the installation of Lessee’s sign on the monument sign and on the glass at the front door entrance shall be paid by Lessee.  Any additional signage shall be subject to Lessor’s prior approval and, if approved, shall be installed at Lessee’s expense.

27.           Real Estate Brokers.  Lessor shall pay a leasing commission to Tarlton Properties, Inc., who has acted as exclusive leasing agent for Lessor in connection with this Agreement, pursuant to a separate agreement between Lessor and said broker.  Lessor shall also pay leasing commissions to NAI BT Commercial and Technology Commercial, Inc., who have acted as leasing agents for Lessee in connection with this Agreement, pursuant to an agreement between Lessor and said brokers.  Each party represents and warrants to the other party that it has not had any dealings with any real estate broker, finder, or other person with respect to this Agreement other than the above named brokers.  Each party shall hold harmless the other party from all damages, expenses, and liabilities resulting from any claims that may be asserted against the other party by any broker, finder, or other person with whom the other party has or purportedly has dealt, other than the above named brokers.

28.           Parking.  Lessee shall have the right to use twenty-eight (28) unreserved on-site vehicular parking spaces on the Land at no additional cost to Lessee in the parking area for the Building, subject to such rules and regulations for such parking facilities which may be established or altered by Lessor at any time from time to time during the

Lease term, provided that such rules and regulations shall not unreasonably interfere with Lessee’s parking rights.  Vehicles of Lessee or its employees shall not park in driveways or occupy parking spaces or other areas reserved for  deliveries, or loading or unloading.

29.           Subordination; Attornment.

(a)           This Lease, without any further instrument, shall at all times be subject and subordinate to any and all mortgages and deeds of trust which may now or hereafter affect Lessor’s estate in the real property of which the Premises form a part, and to all advances made or hereafter to be made upon the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof.  Lessor shall use reasonable efforts to cause the beneficiary of any deed of trust executed by Lessor as trustor after the date hereof  to execute a recognition and non-disturbance agreement in a form reasonably satisfactory to Lessor, Lessee and such beneficiary which (i) provides that this Lease shall not be terminated so long as Lessee is not in default under this Lease, and (ii) that upon acquiring title to the Premises by foreclosure or otherwise such holder shall recognize all of Lessee’s rights hereunder which accrue thereafter.

(b)           In confirmation of such subordination, Lessee shall promptly execute any certificate or other instrument which Lessor may deem proper to evidence such subordination, without expense to Lessor; provided, however, that if any person or persons purchasing or otherwise acquiring the real property of which the Premises form a part by any sale, sales and/or other proceedings under such mortgages and/or deeds of trust, shall elect to continue this Lease in full force and effect in the same manner and with like effect as if such person or persons had been named as Lessor herein, then this Lease shall continue in full force and effect as aforesaid, and Lessee hereby attorns and agrees to attorn to such person or persons in writing upon request.

(c)           If Lessee is notified in writing of Lessor’s default under any deed of trust affecting the Premises and if Lessee is instructed in writing by the party giving notice to make Lessee’s rental payments to beneficiary Lessee shall comply with such request without liability to Lessor until Lessee receives written confirmation that such default has been cured by Lessor and that the deed of trust has been reinstated.

30.           No Termination Right.  Lessee shall not have the right to terminate this Lease as a result of any default by Lessor and Lessee’s remedies in the event of a default by Lessor shall be limited to the remedy set forth in Paragraph 22(c).  Lessee expressly waives the defense of constructive eviction.

31.           Lessor’s Entry.  Except in the case of an emergency and except for permitted entry during Lessee’s normal working hours, both of which may occur without prior notice to Lessee, Lessor and Lessor’s agents shall provide Lessee with at least twenty-four (24) hours’ notice prior to entry of the Premises.  Lessor may enter the Premises for any reasonable purpose related to Lessor’s ownership of the Property.  Such entry by Lessor and Lessor’s agents shall not impair Lessee’s operations more than reasonably necessary.  Lessor and Lessor’s agents shall at all times be accompanied by Lessee during any such entry except in case of emergency and except for janitorial work.  Lessor may enter the Premises without prior notice to Lessee if Lessee has vacated the Premises.

32.           Attorneys’ Fees.  If any action at law or in equity shall be brought to recover any rent under this Lease, or for or on account of any breach of or to enforce or interpret any of the provisions of this Lease or for recovery of the possession of the Premises, the prevailing party shall be entitled to recover from the other party costs of suit and reasonable attorneys’ fees, the amount of which shall be fixed by the court and shall be made a part of any judgment rendered.

33.           Compliance with CC&Rs.  During the term of this Lease and any option extension period, Lessee shall comply, at Lessee’s expense, with all of the covenants, conditions, and restrictions affecting the Premises which are recorded in the Official Records of San Mateo County, California, and which are in effect as of the date of this Lease.

34.           Quiet Enjoyment.  Upon payment by Lessee of the rent for the Premises and the observance  and performance of all of the covenants, conditions, and provisions on Lessee’s part to be observed and performed under this Lease, Lessee shall have quiet enjoyment and possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.

35.           Lessee’s Right of First Offer.  During the initial term, Lessor hereby grants to Lessee the continuing right of first offer to lease the space in the Building referred to as “Suite G,” consisting of approximately 9,255 rentable square feet (“Suite G”).  Said right of first offer shall be upon the following terms and conditions:

(a)           Provided that no current default after the expiration of applicable notice and cure periods by Lessee hereunder then remains uncured, and provided that Lessee or any permitted transferee is then occupying the Premises described in Paragraph 1 hereof pursuant to the terms of this Lease, prior to entering into a lease of Suite G with any other tenant during the initial term of this Lease, Lessor shall deliver to Lessee a written offer (“First Offer”) to lease Suite G to Lessee containing the terms upon which Lessor is willing to lease such space.  Such space shall be offered to Lessee for lease at the then market rent for such space, as determined by Lessor in Lessor’s good faith judgment, and upon the same terms and conditions under which Lessor is then offering the space for lease generally.  Lessee shall have five (5) business days after receipt of written notice from Lessor of the availability of such space and the applicable rental and lease terms, within which to exercise in writing said right of first offer to lease such space by giving written notice to Lessor of Lessee’s acceptance of Lessor’s offer to lease such space upon the terms and conditions specified by Lessor.  Failure of Lessee to deliver such written acceptance within said period of five (5) business days shall be deemed a rejection of the first offer.  If Lessee rejects the first offer, Lessor shall have the right to lease the space offered to Lessee to a third party tenant for such term and on the same terms and conditions as set forth in Lessor’s offer notice to Lessee.  If Lessee accepts Lessor’s First Offer, Lessor and Lessee shall execute and deliver an amendment to this Lease to add to the Premises the space offered, which shall be leased by Lessee at the Monthly Base Rent and on the other terms and conditions specified by Lessor in the First Offer.  If Lessor does not lease such space within ninety (90) days after the expiration of said five (5) business day period, any further transaction shall be deemed a new determination by Lessor to lease such space and the provisions of this paragraph shall again be applicable.

(b)           If Lessee leases the space offered to Lessee (1) Lessee’s share of the Additional Rent (Operating Expenses and Taxes) provided for in Paragraph 5, shall be adjusted to include such space; (2)  such space shall be leased by Lessee for a term which is co-terminus with the then remaining term of this Lease of Suite H; (3) such space shall be leased to Lessee subject to all of the other terms and provisions of this Lease, except as otherwise specified in Lessor’s First Offer; and (4) if Lessee exercises the option to extend contained in Paragraph 3 of this Lease, the Premises shall include the Suite H space.

36.           General Provisions.

(a)           Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture of any association between Lessor and Lessee, and neither the method of computation of rent nor any other provisions contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Lessor and Lessee other than the relationship of landlord and tenant.

(b)           Each and all of the provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto, and except as otherwise specifically provided elsewhere in this Lease, their respective heirs, executors, administrators, successors, and assigns, subject at all times, nevertheless, to all agreements and restrictions contained elsewhere in this Lease with respect to the assignment, transfer, encumbering, or subletting of all or any part of Lessee’s interest in this Lease.

(c)           The captions of the paragraphs of this Lease are for convenience only and shall not be considered or referred to in resolving questions of interpretation or construction.

(d)           This Lease is and shall be considered to be the only agreement between the parties hereto and their representatives and agents.  All negotiations and oral agreements acceptable to both parties have been merged into and are included herein.  There are no other representations or warranties between the parties and all reliance with respect to representations is solely upon the representations and agreements contained in this instrument.

(e)           The laws of the State of California shall govern the validity, performance, and enforcement of this Lease.  Notwithstanding which of the parties may be deemed to have prepared this Lease, this Lease shall not be interpreted either for or against Lessor or Lessee, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach an equitable result.

(f)            Time is of the essence with respect to the performance of each of the covenants and agreements contained in this Lease.

(g)           Lessee hereby expressly waives any and all rights of redemption granted by or under any present or future law in the event of Lessee being evicted or dispossessed for any cause, or in the event of Lessor obtaining possession of the Premises by reason of the breach by Lessee of any of the covenants and conditions of the Lease or otherwise.  The rights given to Lessor herein are in addition to any rights that may be given to Lessor by any statute or otherwise.

(h)           Recourse by Lessee for breach of this Lease by Lessor shall be expressly limited to Lessor’s interest in the Premises and the rents, issues and profits therefrom, and in the event of any such breach or default by Lessor Lessee hereby waives the right to proceed against any other assets of Lessor or against any other assets of any manager or member of Lessor.

(i)            Any provision or provisions of this Lease which shall be found to be invalid, void or illegal by a court of competent jurisdiction, shall in no way affect, impair, or invalidate any other provisions hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

(j)            This Lease may be modified in writing only, signed by the parties in interest at the time of such modification.

(k)           Each party represents to the other that the person signing this Lease on its behalf is properly authorized to do so, and in the event this Lease is signed by an agent or other third party on behalf of either Lessor or Lessee, written authority to sign on behalf of such party in favor of the agent or third party shall be provided to the other party hereto either prior to or simultaneously with the return to such other party of a fully executed copy of this Lease.

(l)            No binding agreement between the parties with respect to the Premises shall arise or become effective until this Lease has been duly executed by both Lessee and Lessor and a fully executed copy of this Lease has been delivered to both Lessee and Lessor.

(m)          Lessor and Lessee acknowledge that the terms and conditions of this Lease constitute confidential information of Lessor and Lessee.  Neither party shall disseminate orally or in written form a copy of this Lease, lease proposals, lease drafts, or other documentation containing the terms, details or conditions contained herein to any third party without obtaining the prior written consent of the other party, except to the attorneys, accountants, or other authorized business representatives or agents of the parties, or except to the extent required to comply with applicable laws.  Neither Lessor nor Lessee shall make any public announcement of the consummation of this Lease transaction without the prior approval of the other party.

(n)           The rights and remedies that either party may have under this Lease or at law or in equity, upon any breach, are distinct, separate and cumulative and shall not be deemed inconsistent with each other, and no one of them shall be deemed to be exclusive of any other.

(o)           Except as provided in Paragraph 19, Lessor and Lessee waive any claim for consequential damages which one may have against the other for breach of or failure to perform or observe the requirements and obligations created by this Lease.

(p)           Lessor and Lessee each agree to and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Lessor and Lessee, Lessee’s use or occupancy of the Premises and/or any claim of injury or damage, and any statutory remedy.

(q)           This Lease shall not be recorded.

IN WITNESS WHEREOF, the Lessor and Lessee have duly executed this Lease as of the date first set forth herein.

“Lessor”

MENLO BUSINESS PARK, LLC
a California limited liability company

By:	/s/ J. O. Oltmans, II
J. O. Oltmans, II, Manager

By:	/s/ James R. Swartz
James R. Swartz, Manager

“Lessee”

DEPOMED, INC.,
a California corporation

By:	/s/ John F. Hamilton
John F. Hamilton, Vice President and Chief Financial Officer

By:	/s/ Matthew M. Gosling
Matthew M. Gosling, Vice President and General Counsel

COMMENCEMENT MEMORANDUM

Date:  July 28, 2006

Re:                               Lease dated July 28, 2006 between MENLO BUSINESS PARK, LLC, a California limited liability company, Lessor, and DEPOMED, INC., a California corporation, Lessee, concerning the Premises consisting of Suite H, in the building commonly known as Building #7, 1430 O’Brien Drive, Menlo Park, California.

Gentlemen:

In accordance with the subject Lease, we hereby confirm the following:

1.             That the Premises have been accepted by Lessee.

2.             That Lessee has possession of the Premises and acknowledges that pursuant to the Lease, the initial term of the Lease commenced on August 1, 2006 (the “Commencement Date”), and shall expire on the last day of the thirty-sixth (36th) full calendar month after the Commencement Date.

3.             That in accordance with the provisions of the Lease, Monthly Base Rent and Additional Rent commenced to accrue on August 1, 2006, which is the Commencement Date.

4.             Thereafter, rent is due and payable in advance on the first day of each month during the term of the Lease.  Rent checks should be made payable to Menlo Business Park, LLC, c/o Tarlton Properties, Inc., 955 Alma Street, Palo Alto, California 94301.

AGREED AND ACCEPTED

LESSEE:		LESSOR:

DEPOMED, INC.,		MENLO BUSINESS PARK, LLC,
a California corporation		a California limited liability company

By:	/s/ John F. Hamilton	By:	/s/ J. O. Oltmans, II
	John F. Hamilton, Vice President		J. O. Oltmans, II, Manager
and Chief Financial Officer
		By:	/s/ James R. Swartz
James R. Swartz, Manager

EXHIBIT “D”